Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share data)

On May 14, 2014, Glu Mobile Inc. (“Glu” or the “Company”) completed the acquisition of PlayFirst, Inc., a Delaware corporation (“PlayFirst”). PlayFirst, which is based in San Francisco, California, and develops casual games for smartphones and other mobile devices.

In connection with the acquisition, the purchase price consideration amounted to $11,553, representing 2,955 shares valued at $3.91 per share. The number of shares comprising the purchase price consideration was reduced from 3,000 shares to 2,955 shares due to a working capital adjustment. In addition, the Company withheld a total of 106 shares to cover stockholders’ agent expenses and tax obligations of certain PlayFirst stockholders, which resulted in the Company issuing a total of 2,849 shares valued at $11,141 and paying $412 in cash. Of the 2,849 shares issued in the acquisition, 1,500 shares were held back in escrow and will be retained by the Company for 24 months to satisfy potential indemnification claims under the PlayFirst merger agreement. In addition, the Company assumed approximately $3,280 of PlayFirst net liabilities. All outstanding PlayFirst capital stock, stock options and warrants were cancelled at the Closing.

The following unaudited pro forma combined condensed financial information gives effect to the acquisition by the Company of all of the outstanding shares of PlayFirst. These unaudited pro forma statements were prepared as if the acquisition had been completed as of January 1, 2013 for the statement of operations and as of March 31, 2014 for the balance sheet.

The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements of the Company and PlayFirst. The Company’s historical consolidated financial statements for the year ended December 31, 2013 are included in its Form 10-K filed with the Securities and Exchange Commission on March 14, 2014 and the Company’s historical condensed consolidated financial statements for the three months ended March 31, 2014 are included in its Form 10-Q filed on May 12, 2014. PlayFirst’s historical statement of operations for the year ended December 31, 2013 and the three months ended March 31, 2014 and historical balance sheet as of March 31, 2014 are included in this Form 8-K/A.

The pro forma acquisition adjustments described in Note 2 were based on available information and certain assumptions made by the Company’s management and may be revised as additional information becomes available. The unaudited pro forma combined condensed financial information was presented for illustrative purposes only and is not necessarily intended to represent what the Company’s financial position is or results of operations would have been if the acquisition had occurred on that date or to project the Company’s results of operations for any future period. Since the Company and PlayFirst were not under common control or management for any period presented, the unaudited pro forma combined condensed financial results may not be comparable to, or indicative of, future performance.

The unaudited pro forma combined condensed statement of operations included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET AS OF

MARCH 31, 2014

(in thousands)

	Glu Mobile Inc.	PlayFirst, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$36,954	$93	$(252	)(7)	$36,795
Accounts receivable, net	19,695	909	—		20,604
Prepaid expenses and other	8,899	409	(245	)(2)	9,063

Total current assets	65,548	1,411	(497)		66,462
Property and equipment, net	4,737	19			4,756
Restricted cash	1,730	200	(160	)(7)	1,770
Other long-term assets	616	—	—		616
Intangible assets, net	4,917	—	3,700	(3)	8,617
Goodwill	19,474	—	10,539	(4)	30,013

Total assets	$97,022	$1,630	$13,582		$112,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,723	$1,319	$—		$10,042
Accrued liabilities	2,028	388	1,181	(9)	3,597
Accrued compensation	5,790	—	—		5,790
Accrued royalties	1,830	—	—		1,830
Line of credit	—	890	—		890
Term loan, net	—	599	—		599
Subordinated covertible notes payable	—	3,100	(3,100	)(5)	—
Deferred revenues	20,680	759	(759	)(6)	20,680

Total current liabilities	39,051	7,055	(2,678)		43,428
Other long-term liabilities	2,229	875	—		3,104

Total liabilities	41,280	7,930	(2,678)		46,532

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	14	(14	)(8)	—
Common stock	8	4	(4	)(8)	8
Additional paid-in capital	307,421	33,158	(33,158	)(8)	317,381
			11,141	(1)
			(1,181	)(9)
Accumulated other comprehensive income	391	—	—		391
Accumulated deficit	(252,078)	(39,476)	39,476	(8)	(252,078)

Total stockholders’ equity	55,742	(6,300)	16,260		65,702

Total liabilities and stockholders’ equity	$97,022	$1,630	$13,582		$112,234

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2014

(in thousands, except per share data)

	Glu Mobile Inc.	PlayFirst, Inc.	Pro Forma Adjustments			Pro Forma Combined
Revenues	$44,580	$2,460	$			$47,040
Cost of revenues:
Platform commissions, royalties and other	13,202	840				14,042
Amortization of intangible assets	554	—		218	(10)	772

Total cost of revenues	13,756	840		218		14,814

Gross profit	30,824	1,620		(218)		32,226

Operating expenses:
Research and development	15,579	1,160				16,739
Sales and marketing	9,485	176				9,661
General and administrative	4,926	628				5,554
Amortization of intangible assets	127	—				127

Total operating expenses	30,117	1,964		—		32,081

Income/(loss) from operations	707	(344)		(218)		145
Interest and other income/(expense), net:
Interest income/(expense)	6	(31)				(25)
Other (expense)/income, net	(136)	—				(136)

Interest and other (expense)/income, net	(130)	(31)		—		(161)

Income/(loss) before income taxes	577	(375)		(218)		(16)
Income tax provision	(444)	(3)				(447)

Net income/(loss)	$133	$(378)		$(218)		$(463)

Net income/(loss) per common share:
Basic	$0.00					(0.01)
Diluted	$0.00					(0.01)
Weighted average common shares outstanding:
Basic	79,719	—		1,349	(11)	81,068
Diluted	85,398	—		(4,330	)(11)	81,068

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Glu Mobile Inc.	PlayFirst, Inc.		Pro Forma Adjustments			Pro Forma Combined
Revenues	$105,613		$11,539	$			$117,152
Cost of revenues:
Platform commissions, royalties and other	32,371		3,964				36,335
Impairment of prepaid royalties and guarantees	435		—
Amortization of intangible assets	4,238		—		873	(10)	5,111

Total cost of revenues	37,044		3,964		873		41,446

Gross profit	68,569		7,575		(873)		75,706

Operating expenses:
Research and development	46,877		6,422				53,299
Sales and marketing	26,120		3,110				29,230
General and administrative	15,550		3,179				18,729
Amortization of intangible assets	1,336		—				1,336
Restructuring charge	1,448		—				1,448

Total operating expenses	91,331		12,711		—		104,042

Income/(loss) from operations	(22,762)		(5,136)		(873)		(28,336)
Interest and other income/(expense), net:
Interest income/(expense)	16		(154)				(138)
Other (expense)/income, net	(6)		64				58

Interest and other (expense)/income, net	10		(90)		—		(80)

Income/(loss) before income taxes	(22,752)		(5,226)		(873)		(28,416)
Income tax benefit/(provision)	2,843		(2)				2,841

Net loss	$(19,909)		$(5,228)		$(873)		$(25,575)

Net loss per common share:	$(0.28)	$		$			$(0.35)
Weighted average common shares outstanding - basic and diluted	71,453		—		1,349	(11)	72,802

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(in thousands, except per share data)

NOTE 1 — Basis of Presentation.

The Company’s consolidated financial statements include the results of operations of PlayFirst, Inc. (“PlayFirst”) from the date of acquisition. Under the purchase method of accounting, the Company allocated the total preliminary purchase price of $11,553, to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date. The following summarizes the preliminary purchase price allocation of the PlayFirst acquisition as if the acquisition had occurred on March 31, 2014:

Assets acquired:
Cash	$253
Accounts receivable, net	909
Restricted Cash	40
Other current assets	164
Property and equipment	19
Intangible assets:
Customer contract and related relationships	700
Titles, content and technology	2,200
In-process research and development	800
Goodwill	10,539

Total assets acquired	15,624

Liabilities assumed:
Accounts Payable	(1,319)
Other accrued liabilities	(388)
Line of Credit	(890)
Term loan	(1,474)

Total liabilities acquired	(4,071)

Total preliminary purchase price	$11,553

The total estimated purchase price was preliminarily allocated to the acquired tangible and intangible assets and assumed liabilities based on their estimated fair values at closing as shown in the table below. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The goodwill balance is primarily attributed to expected synergies and the value of acquired assembled workforce. Goodwill is not expected to be deductible for U.S. income tax purposes. In accordance with ASC 350, Intangibles-Goodwill and Other (“ASC 350”), goodwill will not be amortized but will be tested for impairment at least annually. Under ASC 350, the Company performs the annual impairment review of its goodwill balance as of September 30.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(in thousands, except per share data)

The preliminary valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. The allocation was generally based on the fair value of these assets. Of the total purchase price, $3,700 was allocated to identifiable intangible assets. The identifiable intangible assets are being amortized over the respective estimated useful life of three to five years. The fair value, estimated useful lives and amortization for the year ended December 31, 2013 and three months ended March 31, 2014 of the preliminary identifiable intangible assets acquired from PlayFirst as if the acquisition had occurred on January 1, 2013 were as follows:

		March 31, 2014			December 31, 2013
	Estimated	Gross	Accumulated	Net	Gross	Accumulated	Net
	Useful	Carrying	Amortization	Carrying	Carrying	Amortization	Carrying
	Life	Value	Expense	Value	Value	Expense	Value
Intangible assets amortized to cost of revenues:
Titles, content and technology	3 yrs	$2,200	$(916)	$1,284	$2,200	$(733)	$1,467
Customer relationships	5 yrs	700	(175)	525	700	(140)	560
In-Process R&D	n/a	800	—	800	800	—	800

Total intangibles assets subject to amortization		$3,700	$(1,091)	$2,609	$3,700	$(873)	$2,827

The total expected future amortization related to intangible assets acquired from PlayFirst is as follows:

Amortization
Included in
Cost of
Period Ending December 31,	Revenues
2014 (remaining nine months)	$655
2015	873
2016	140
2017	141

Total intangible assets subject to amortization	1,809
In-process research and development	800

Total intangible assets, net	$2,609

The pro forma adjustments do not reflect any integration adjustments to be incurred in connection with the merger or operating efficiencies and costs savings that may be achieved with respect to the combined entities as these costs are not directly attributable to the purchase agreement.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(in thousands, except per share data)

NOTE 2 — PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined condensed financial statements have been prepared as if the acquisition had been completed on January 1, 2013 for statement of operations purposes and as of March 31, 2014 for balance sheet purposes and to reflect the following pro forma adjustments:

(1)	To record the issuance of Glu common stock for the acquisition of PlayFirst valued at $11,141, representing 2,849 shares valued at $3.91 per share.

(2)	To record the preliminary fair value adjustment to the deferred costs related to platform fees paid to digital storefronts.

(3)	To record the preliminary estimated identifiable intangible assets, which include customer contracts and related relationships, titles, content and technology and in-process research and development.

(4)	To record the preliminary goodwill resulting from the acquisition of PlayFirst of $10,539.

(5)	To reflect the elimination of the historical PlayFirst subordinated convertible notes payable as the subordinated convertible notes payable converted into equity upon the acquisition of PlayFirst.

(6)	To record the preliminary fair value adjustment to deferred revenues related to revenue generated through digital storefronts.

(7)	To record a $160 reclassification of the restricted cash balance to cash and cash equivalents, as debt agreement restrictions were removed upon the acquisition. To record a $412 payment for the stockholders’ agent expenses and tax obligations of certain PlayFirst stockholders, 106 shares were withheld by Glu from the purchase consideration to settle these obligations.

(8)	To record the elimination of the historical preferred stock, common stock, additional paid in capital and accumulated deficit of PlayFirst.

(9)	To accrue for estimated acquisition related transaction costs of $1,181 incurred by Glu and PlayFirst but not yet reflected in the historical results at March 31, 2014.

(10)	To record the amortization expense associated with the preliminary estimated identifiable intangible assets of PlayFirst acquired as a result of the acquisition. See Note 1 above for the estimated useful lives for each preliminary estimated identifiable intangible asset.

(11)	To adjust pro forma basic and diluted net income (loss) per share to reflect the issuance of 2,849 shares of common stock related to the acquisition of PlayFirst as if the shares had been outstanding throughout the periods presented as of January 1, 2013. This has been reduced by 1,500 shares, which are restricted shares as they are held back and retained by the Company for 24 months to satisfy potential customary indemnification claims under the Merger Agreement.

There were no material transactions between the Company and PlayFirst during the year ended December 31, 2013 or the three months ended March 31, 2014.

The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The final purchase price allocation is pending the finalization of appraisal valuations, which may result in an adjustment to the preliminary purchase price allocation. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill.